Exhibit 99.1

CONSENT OF CENTERVIEW PARTNERS LLC

We hereby consent to (i) the inclusion of the text of our opinion letter, dated February 27, 2011, to the Board of Directors of Ventas, Inc. (the “Company”) as Annex C to Amendment No. 1 to the Joint Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2011 (the “Joint Proxy Statement/Prospectus”), relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of February 27, 2011, by and among the Company, Needles Acquisition LLC and Nationwide Health Properties, Inc.), which annex is part of the Company’s Registration Statement on Form S-4/A containing such Joint Proxy Statement/Prospectus, and (ii) the references to such opinion under the headings “Summary—The Merger and the Merger Agreement—Opinion of Ventas’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Ventas’s Reasons for the Merger; Recommendation by the Ventas Board of Directors,” and “The Merger—Opinion of Ventas’s Financial Advisor” in the Joint Proxy Statement/Prospectus.  In giving such consent, we disclaim, and do not admit, (a) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, or (b) that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act and  the rules and regulations of the Commission promulgated thereunder.

Dated: May 11, 2011

CENTERVIEW PARTNERS LLC

/s/ Centerview Partners LLC